Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF ALBEMARLE CORPORATION

NAME	PLACE OF FORMATION
Albemarle Catalysts Company BV	Netherlands

Albemarle Europe SPRL	Belgium

Albemarle International Corporation	Virginia

Albemarle Netherlands BV	Netherlands

Albemarle Netherlands Holdings CV	Netherlands

Albemarle Virginia Corporation	Virginia

Albemarle Japan Corporation	Japan

99